Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 33-72424 of Financial Investors Trust on Form N-1A of our reports dated June 14, 2005, appearing in the Annual Reports to Shareholders of Financial Investors Trust Funds and American Freedom Funds for the year ended April 30, 2005.  We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Accountants” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

Denver, Colorado

August 25, 2005